UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      February 17, 2005

                       MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code      (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

            On February 17, 2005, the Compensation Committee ("Committee") of the Board of Directors of Myers Industries, Inc. ("Company") awarded discretionary cash bonuses to the Name Executive Officers of the Company. The Company has no formal written executive bonus plan. The Committee has the authority to award cash bonuses, but such awards are fully discretionary. Awards are generally based upon the relative performance of the Company as a whole and upon other qualitative measures. The amounts listed below are the total amounts of the bonuses awarded and accrued for 2004, but which were determined and awarded on February 17, 2005. Unless otherwise noted, bonuses are paid 50% at the time of award, with the balance paid at 25% on each of the following two anniversaries. The Committee may designate part of an award to be paid in full, which may be due to extraordinary efforts or conditions. With the exception of normal retirement, any remaining amount of bonus payable may be forfeited if the executive officer is not employed by the Company prior to the full distribution of the bonus award.

            The 2004 bonus awards are as follows, payable on March 15, 2005: Stephen E. Myers, Chairman and Chief Executive Officer, $100,000; John C. Orr, President and Chief Operating Officer, $100,000; Gregory J. Stodnick, Vice President-Finance and Chief Financial Officer, $145,000 ($100,000 paid 50/25/25% and $45,000 paid in full); and Kevin C. O'Neil, Vice President, General Counsel and Assistant Secretary, $90,000 ($60,000 paid 50/25/25% and $30,000 paid in full).

             Further, on February 17, 2005, the Committee awarded Keith E. Brown, Chair of the Audit Committee of the Board of Directors, an additional payment of $10,000 in recognition of the extensive time and effort expended by him in 2004 as Chair of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

Dated: February 22, 2005	By:	/s/ Kevin C. O'Neil
Kevin C. O'Neil
Vice President, General Counsel